EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com or Mark Levin, Manager, Investor Relations (714) 247-8465 mark.levin@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES
FOURTH-QUARTER AND FULL-YEAR 2006 RESULTS

•      2006 Net Sales Rise 8.3% to $997.5 Million; 2006 GAAP EPS of $1.21

•      Q4 IOL Sales Rise 15.2%, Led by Tecnis® and ReZoom™  IOLs

•      $14.4 Million in Q4 Refractive IOL Sales up 62%; 2006 Sales Total $49.2 Million

•      2006 LVC Sales Growth of 76.9% Reflects VISX Acquisition, International Expansion

•      Global CustomVue™ Penetration Drives Q4 LVC Procedure Sales Up 14.7%

•      2006 Eye Care Sales Decline 13.1% Due to Rationalization and Recall

•      Company Reiterates 2007, 2008 Revenue and Adjusted EPS Guidance

•      Company Begins 2007 with Announcements of Strategic Acquisitions of IntraLase and WaveFront Sciences

(SANTA ANA, CA), February 13, 2007 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the fourth quarter and full year 2006.

AMO 2006 net sales rose 8.3 percent to $997.5 million.  The rise reflects the May 2005 acquisition of VISX, Incorporated and subsequent international expansion of the company’s laser vision correction (LVC) business, as well as increased demand for the company’s premium intraocular lenses (IOLs) and proprietary phacoemulsification systems.  Net sales growth in 2006 was partially offset by a loss of sales following the company’s November 2006 eye care recall, a reduction in net sales related to the company’s business rationalization efforts and a 0.2 percent decline related to foreign currency.

For 2006, AMO reported income under Generally Accepted Accounting Principles (GAAP) of $79.5 million, or $1.21 per diluted share, including the impact of the recall.  Additionally, 2006 results included the following items, which combined to reduce EPS by $0.09:

•                  A pre-tax net gain of $96.9 million related to the settlement of legal matters, which increased after-tax EPS by $0.87

•                  Pre-tax net charges of $62.7 million associated with business rationalization and repositioning initiatives, which reduced after-tax EPS by $0.65

•                  Pre-tax net charges of $22.1 million for note repurchases and deferred financing write-offs associated with the company’s capital restructuring, which reduced after-tax EPS by $0.26

•                  Pre-tax net charges of $3.3 million associated with recent acquisitions, integrations and termination of a distributor contract, and a $1.3 million unrealized loss on derivative instruments, which combined to reduce after-tax EPS by $0.05.

The impact of stock-based compensation expense reduced GAAP EPS by approximately $0.20 per share.

In 2005, the company reported a GAAP net loss of $453.2 million, or a loss of $8.28 per share. After-tax charges of $536.9 million related primarily to acquisitions, recapitalizations and rationalization and repositioning actions had the effect of reducing per-share results by $9.73.

“In 2006, we made progress toward our strategy to establish AMO as the refractive company,” said Jim Mazzo, AMO chairman, president and chief executive officer.  “We grew our monofocal IOL, refractive IOL and phacoemulsification businesses.  We expanded our LVC business and began to establish a procedure-based model overseas, while moving to strengthen our global LVC technology leadership with strategic acquisitions.  We successfully repositioned our eye care business by streamlining our offering to focus on higher-margin products, while aggressively addressing the recall at the end of the year.  In addition, we prepared to introduce a series of new products across each of our businesses in 2007.”

Fourth-Quarter Results
Fourth-quarter 2006 net sales of $243.6 million represented a 3.6 percent decline compared to the same quarter last year.  The fourth-quarter net loss of $7.6 million, or a loss of $0.13 per share, was due primarily to recall-related sales declines, product returns and costs, and the tax effect of these issues. Final repositioning costs and the unrealized loss on derivative instruments increased the per share loss by $0.03.  This performance compares to net income of $2.3 million, or $0.03 per share, in the same period last year.  The fourth-quarter 2005 results were reduced by $0.37 due to the combined effect of after-tax charges of $25.8 million primarily related to rationalization and repositioning actions, as well as a tax benefit of $5.7 million for repatriation of foreign earnings and an unrealized gain on derivative instruments.
Cataract/Implant Overview

Cataract/implant sales grew 4.4 percent versus 2005 to $519.0 million, reflecting increased demand for AMO’s premium IOLs and proprietary phacoemulsification systems.  Fourth-quarter cataract/implant sales rose 5.0 percent.  The impact of foreign currency caused a 0.2 percent decline for 2006 and a 3.3 percent increase for the fourth quarter.  Below are cataract/implant sales highlights.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•              Total IOL sales rose 11.9 percent to $291.5 million, due primarily to increased demand for the company’s Tecnis® aspheric monofocal and refractive IOLs.  In the fourth quarter, IOL sales rose 15.2 percent to $79.6 million.  Partially offsetting IOL sales growth was the company’s planned rationalization of older-generation, lower-margin products that no longer fit its growth strategy.

•                  Monofocal IOL sales rose 2.2 percent for the year and 8.2 percent in the fourth quarter to $242.3 million and $65.2 million, respectively.  Fueling this performance were significant sales increases of Tecnis® monofocal IOLs, with its patented, wavefront-designed aspheric surface and a unique FDA claim for improved functional vision.

•                  Sales of refractive IOLs rose 108.6 percent to $49.2 million, reflecting demand for the company’s ReZoomTM Multifocal, Tecnis® Multifocal and VerisyseTM IOLs.  Momentum was strong through the fourth quarter, when sales grew to $14.4 million, representing a 62.4 percent increase versus the year-ago quarter and a 13.6 percent increase versus the third quarter of 2006.

•                  Viscoelastics sales declined 6.1 percent to $123.1 million, with fourth-quarter sales down 7.8 percent to $30.6 million.  The decline reflects lost sales from discontinued product lines and continued pricing pressures in Europe and Japan.

•                  Phacoemulsification sales rose 5.7 percent to $87.6 million, with fourth-quarter sales up 3.6 percent to $23.9 million.  Performance reflects strong system and pack sales.  New unit placements rose approximately 21 percent and 13 percent for the year and fourth quarter, respectively.

Laser Vision Correction (LVC) Overview

LVC sales grew 76.9 percent versus 2005 to $216.9 million, reflecting the full year benefit of the May 2005 VISX acquisition, growth in CustomVue™ procedures, and strong international system sales.  On a pro forma basis, LVC sales grew 6.9 percent.  Fourth-quarter LVC sales declined 4.5 percent, reflecting primarily fewer system sales versus the year-ago period when the company was conducting the U.S. rollout of Iris Registration technology.  The impact of foreign currency contributed an increase of 0.3 percent and 0.7 percent for the year and fourth quarter, respectively.  Below are LVC sales highlights.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Procedures and related sales grew 104.7 percent to $144.3 million, reflecting the VISX acquisition and increased global penetration of CustomVue™ procedures.  On a pro forma basis, procedure and related sales grew 12.0 percent.  Fourth-quarter procedure sales grew 14.7 percent.

•                  For 2006, 59.5 percent of the company’s U.S. procedures were wavefront-guided CustomVue™ procedures, and its U.S. procedure volume was unchanged versus 2005.

•                  International CustomVue™ procedures gained momentum throughout the year and accounted for approximately 10 percent of the company’s total 2006 procedure sales.  In the fourth quarter, international procedure sales were $4.5 million, of which approximately 80 percent were CustomVue™ procedures, representing a 90 percent increase versus the same period one year ago and a 21 percent increase versus the third quarter of 2006.

•                  System sales rose 46.8 percent to $40.1 million, reflecting the VISX acquisition and subsequent execution of AMO’s international expansion strategy.  On a pro forma basis, system sales rose 1.9 percent.  Fourth-quarter system sales declined 34.6 percent, reflecting U.S. rollout of Iris Registration technology in the year-ago period.

Eye Care Overview

After successfully rationalizing and repositioning the eye care business, expanding market share and preparing to launch two new products in 2007, further progress was delayed by the recall late in 2006.

Last November, the company commenced a recall of approximately 2.9 million units of its eye care products from the Asia Pacific, Japan and U.S. markets due to a production-line issue at its China manufacturing facility.  To resolve the recall, the company also announced a 10-12 week plant closure to clean and sanitize the facility and conduct an already-planned expansion, which is now nearing completion.  Production has resumed on two of the four manufacturing lines and the company expects to begin shipping to its distribution centers in Japan this week.  The third line is expected to commence operation this month, with shipping to Asia Pacific planned to commence prior to the end of the first quarter of 2007.  The fourth line, which provides enhanced packaging capabilities, is expected to resume production in the second quarter of 2007, consistent with the original timeline.  Production for the U.S. and European markets was uninterrupted during the recall as these markets are supplied by the company’s facility in Spain, which was not affected by the production-line issue.

As a result of the recall, the company estimated an impact to fourth-quarter and 2006 eye care sales of approximately $25 million, which was slightly higher than originally estimated due to higher returns.  The $25 million impact included approximately $10 million in returns and an estimate of $15 million in lost sales. The company anticipates that it will lose an additional $20 million to $25 million in sales in 2007.  In addition, the company incurred approximately $15 million in costs associated with the recall, which were recognized in cost of goods sold and SG&A expense in the fourth quarter and full year.  The company anticipates that it will incur an additional $20 million to $25 million in recall-related costs in 2007.

For 2006, eye care sales declined 13.1 percent versus 2005 to $261.6 million, reflecting the impact of the recall, declines in hydrogen peroxide solution sales and lost sales associated with planned product rationalizations.  These same factors caused fourth-quarter eye care sales to decline 20.2 percent to $53.0 million versus the same period last year. The impact of foreign currency caused a 0.5 percent decline for the year and a 2.8 percent increase for the fourth quarter.  Below are eye care sales highlights.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Multipurpose solution sales declined 4.7 percent to $147.2 million as growth in the first nine months of the year was offset by the recall.  Fourth-quarter multipurpose solutions sales declined 26.4 percent.

•                  U.S. sales of COMPLETE® MoisturePlus™ rose 48.1 percent for the year and 25.7 percent in the fourth quarter.  According to IRI, an independent market research firm, COMPLETE® MoisturePlus™ dollar share of the U.S. branded multipurpose solution market was 12.8 percent for the four weeks ended January 28, 2007, representing an approximate 11 percent increase since the beginning of 2006.

•                  Sales of hydrogen peroxide solutions declined 19.4 percent to $62.3 million.  Fourth- quarter hydrogen peroxide solution sales declined 23.6 percent to $13.9 million.  The declines reflect this market’s contraction in Japan and Europe, and the impact of the planned product rationalization.

•                  Sales of other eye care products declined 24.7 percent to $52.1 million in 2006.  Fourth-quarter sales for this category declined 3.2 percent to $15.2 million.  The declines reflect the planned rationalization of older-generation products.

Financial Highlights

Below are additional highlights of fourth-quarter and 2006 results.  Growth rates reflect comparisons to the same period one year ago.

•                  Gross profit rose 9.0 percent to $618.2 million and was impacted by $30.7 million related to the recall, including approximately $19.0 million in returns and costs, and an estimated $11.7 million impact of lost sales.  Also included were $16.3 million in charges associated with business repositioning initiatives.

•                  Fourth-quarter gross profit declined 4.1 percent to $139.0 million and was impacted by the recall and the final $1.2 million in charges associated with business repositioning initiatives.

•                  Research and development (R&D) expense was $66.1 million, or 6.6 percent of sales, compared to 6.7 percent in 2005.

•                  Fourth-quarter R&D expense was $16.5 million, or 6.8 percent of sales, compared to 6.7 percent in the year-ago period.

•                  SG&A expense was $404.8 million, or 40.6 percent of sales, including $8.3 million associated with acquisitions, integrations, the recall and the termination of a distributor agreement.  SG&A in 2006 also included $14.8 million for stock-based compensation, which was not included in SG&A in 2005.  SG&A expense for 2005 was $396.6 million, or 43.1 percent of sales, including $23.2 million related to acquisitions, integrations and the termination of a distributor agreement.

•                  Fourth-quarter SG&A expense was $113.7 million, or 46.7 percent of sales, including $5.0 million associated with the recall.  Fourth-quarter SG&A also included $3.3 million for stock-based compensation, which was not included in the prior year’s period.  Fourth-quarter 2005 SG&A was $97.4 million, or 38.5 percent of sales, including $4.0 million related to acquisitions and integrations.

•                  Operating income of $197.7 million included a $96.9 million net gain related to the settlement of legal matters, $66.0 million in net charges associated with rationalization and repositioning initiatives, acquisitions, integrations and termination of a distributor contract.  Operating income was also impacted by $35.7 million related to the recall, including $10.8 million impact of estimated lost sales. The $411.3 million operating loss in 2005 reflected the impact of $536.9 million in charges related primarily to acquisitions, recapitalizations, and product rationalizations and repositioning actions.

•                  Fourth-quarter operating income of $8.9 million was also impacted by the $35.7 million related to the recall.  Fourth-quarter 2005 operating income of $1.0 million included charges of $46.3 million due primarily to product rationalization and repositioning initiatives.

•                  Non-operating expense was $52.9 million, including $22.1 million in charges and write-offs associated with note repurchases, and a $1.3 million unrealized loss on currency derivatives.  In 2005, non-operating expense was $29.0 million, including net charges of $7.7 million for debt repayment and exchange of convertible debt, offset by a $2.6 million unrealized gain on currency derivatives.

•                  Fourth-quarter non-operating expense was $8.1 million, including a $0.6 million unrealized gain on currency derivatives.  In the year-ago quarter, non-operating expense was $5.8 million, including a $1.4 million charge associated with note repurchases and a $1.3 million unrealized gain on currency derivatives.

•                  At year-end, the company’s cash and equivalents were $34.5 million, compared to $40.8 million at the end of 2005.  Total debt at year-end was $851.1 million, compared to $560.0 million at the end of 2005.  Year-end cash flow from operations was approximately $222 million, compared to cash flow from operations of $188 million for the first nine months of 2006.

•                  The company reported an income tax provision of $65.3 million, compared to $12.9 million in 2005. The increase was due primarily to the litigation settlement gain, recapitalization and the impact of the recall.

Acquisitions & Financial Guidance

AMO announced on January 8th its plan to acquire IntraLase Corp. (Nasdaq: ILSE) for approximately $808 million in cash.  The IntraLase acquisition complements AMO’s fundamental growth strategy to be the eye care professionals’ complete refractive solution by strengthening its portfolio of corneal and lens-based products and services that address a lifetime of refractive vision needs.  AMO has arranged committed financing from a consortium of banks to complete the transaction, which is subject to Intralase stockholder approval as well as regulatory approvals and other customary closing conditions.  Assuming successful close of the transaction early in the second quarter of 2007, AMO today reiterated its financial guidance, as follows:

	2007	2008
Revenue (in millions)	$1,150 - $1,175	$1,350 - $1.370
Adjusted EPS	$1.40 - $1.55	$2.25 - $2.40

This guidance includes the acquisition of WaveFront Sciences, Inc., a leading provider of proprietary wavefront diagonistic systems for refractive surgery and medical research.  As a result of the IntraLase and WaveFront Sciences transactions, AMO expects amortization to increase by approximately $30 million on an annualized basis, which would bring the company’s total annual amortization to approximately $70 million, or about $0.70 per share on an after-tax basis.

Live Webcast & Audio Replay

AMO will host a live Web cast to discuss this release today at 10:00 a.m. ET.  To participate and download slides that accompany the company’s remarks, visit www.amo-inc.com.  An audio replay will be available at approximately noon ET today and will continue through midnight ET on February 27th at 800-642-1687 (Passcode 7802271) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages.  Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery.  Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery.  AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, Advanced CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops.  Among the eye care product brands the company possesses are

COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products.  Amadeus is a licensed product of, and a trademark of, SIS, Ltd.  AMO is based in Santa Ana, California, and employs approximately 3,800 worldwide.  The company has operations in 24 countries and markets products in approximately 60 countries.  For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for adjusted EPS for 2007 and 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes the impact of charges or write-offs associated with acquisitions, reorganization or recapitalizations, and unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted EPS is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted EPS to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives. Our guidance for adjusted EPS includes the impact of transaction-related intangible amortization and stock-based compensation expense now being recognized under Statement of Financial Accounting Standards No. 123R (FAS123R) issued by the Financial Accounting Standards Board.

This non-GAAP financial measure is in addition to and in conjunction with results presented in accordance with GAAP. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this document that refer to AMO’s estimated or future results such as statements regarding the timing and certainty of closing the IntraLase transaction, estimates of strategic and financial benefits of the transaction, statements by Jim Mazzo, estimates of production and shipping status, lost revenue and recall expenses in the eye care business, our financial guidance and statements in the “Acquisition and Financial Guidance” section of this news release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results and the proposed transaction.  These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate.  Therefore, actual outcomes and results may differ materially from what is expressed herein.  For example, if IntraLase does not receive required stockholder approval or either of the companies fails to satisfy other conditions to closing, the transaction will not be consummated.  In any forward-looking statement in which AMO expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.  The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:  risks associated with uncertainty as to whether the transaction will be completed, successfully integrating AMO and IntraLase, the failure to realize the synergies and other perceived advantages resulting from the transaction, costs and potential litigation associated with the transaction, the failure to obtain the approval of IntraLase stockholders, the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction, the failure of either party to meet the closing conditions set forth in the definitive agreement, the ability to retain key personnel both before and after the transaction, each company’s ability to successfully execute its business strategies, unforeseen impacts of AMO’s 2006 recall of eye care solutions, the extent and timing of regulatory approvals, the extent and timing of market acceptance of new products or product indications, manufacturing, litigation, the procurement, maintenance, enforcement and defense of patents and proprietary rights, competitive conditions in the industry, business cycles affecting the markets in which any products may be sold, changes to market assumptions for refractive IOLs and LVC, unexpected changes in reimbursement rates for our products, fluctuations in foreign exchange rates and interest rates, and economic conditions generally or in various geographic areas, and other risks set forth in AMO’s and IntraLase’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, especially in the “Risk Factors” sections, and their respective Current Reports on Form 8-K and other SEC filings.  AMO is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net sales:
Cataract/Implant	$138,944	$132,310	$519,025	$497,191
Laser Vision Correction	51,702	54,160	216,876	$122,615
Eye Care	52,979	66,360	261,595	$300,867
	243,625	252,830	997,496	920,673

Cost of sales (A)	104,643	107,956	379,325	353,325
Gross profit	138,982	144,874	618,171	567,348

Selling, general and administrative	113,677	97,376	404,802	396,599
Research and development	16,456	16,826	66,099	61,646
In-process research and development	—	—	—	490,750
Business repositioning costs (credits), net	(10)	29,680	46,417	29,680
Legal contingencies	—	—	(96,896)	—
Operating income (loss)	8,859	992	197,749	(411,327)

Non-operating expense (income):
Interest expense	7,954	5,763	30,272	29,332
Unrealized loss (gain) on derivative instruments	640	(1,394)	1,290	(2,563)
Loss due to early retirement of convertible senior subordinated notes	—	1,340	18,783	1,885
Other, net	(481)	118	2,588	316
	8,113	5,827	52,933	28,970

Income (loss) before income taxes	746	(4,835)	144,816	(440,297)
Provision (benefit) for income taxes	8,355	(7,142)	65,345	12,900
Net income (loss)	$(7,609)	$2,307	$79,471	$(453,197)

Net income (loss) per share:
Basic	$(0.13)	$0.03	$1.25	$(8.28)
Diluted (B)	$(0.13)	$0.03	$1.21	$(8.28)

Weighted average number of shares outstanding:
Basic	59,121	67,261	63,383	54,764
Diluted	59,121	70,110	65,571	54,764

(A)  Includes business repositioning charges of $1,190 and $16,244 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products in the quarter and year ended December 31, 2006, respectively.  Business repositioning charges of $12,585 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products were incurred in the fourth quarter of 2005.

(B)  The net diluted income per share includes the after-tax impact of $18 of interest expense on the 3.5% Senior Subordinated Convertible Notes for the three months ended December 31, 2005.  The net diluted loss per share excludes the $0.43 share effect of dilutive instruments for the year ended December 31, 2005, including the after-tax impact of $146 of interest expense on the 3.5% Senior Subordinated Convertible Notes, as the impact was anti-dilutive.

Advanced Medical Optics, Inc.
Global Sales
(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Geographic Sales:

Americas:
Cataract/Implant	$53,912	$48,558	$207,039	$175,206
Laser Vision Correction	41,277	44,471	176,647	101,586
Eye Care	17,525	15,822	88,145	67,307
Total Americas	$112,714	$108,851	$471,831	$344,099

Europe/ Africa/ Middle East:
Cataract/Implant	$51,338	$49,619	$189,845	$193,204
Laser Vision Correction	4,881	4,717	17,125	9,465
Eye Care	24,152	22,299	82,234	95,926
Total Europe/ Africa/ Middle East	$80,371	$76,635	$289,204	$298,595

Japan:
Cataract/Implant	$20,331	$19,479	$71,271	$75,095
Laser Vision Correction	1,703	666	4,667	2,599
Eye Care	13,259	18,639	62,722	96,595
Total Japan	$35,293	$38,784	$138,660	$174,289

Asia Pacific:
Cataract/Implant	$13,363	$14,654	$50,870	$53,686
Laser Vision Correction	3,841	4,306	18,437	8,965
Eye Care	(1,957)	9,600	28,494	41,039
Total Asia Pacific	$15,247	$28,560	$97,801	$103,690

Total Geographic Sales	$243,625	$252,830	$997,496	$920,673

Product Sales:
Cataract/Implant
Intraocular lenses	$79,627	$69,134	$291,522	$260,624
Viscoelastics	30,625	33,232	123,108	131,043
Phacoemulsification products	23,878	23,043	87,645	82,897
Other	4,814	6,901	16,750	22,627
Total Cataract/Implant	$138,944	$132,310	$519,025	$497,191

Laser Vision Correction:
Procedures and related	$34,339	$29,935	$144,305	$70,488
Systems	9,509	14,528	40,095	27,304
Microkeratome	2,628	4,076	10,633	11,519
Service and parts/other	5,226	5,621	21,843	13,304
Total Laser Vision Correction	$51,702	$54,160	$216,876	$122,615

Eye Care:
Multi-purpose solutions	$23,937	$32,537	$147,240	$154,486
Hydrogen-peroxide solutions	13,854	18,137	62,272	77,256
Other	15,188	15,686	52,083	69,125
Total Eye Care	$52,979	$66,360	$261,595	$300,867

Total Product Sales	$243,625	$252,830	$997,496	$920,673

	Three Months Ended			% Exchange
	December 31, 2006	December 31, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$138,944	$132,310	5.0%	3.3%
Laser Vision Correction	51,702	54,160	(4.5)%	0.7%
Eye Care	52,979	66,360	(20.2)%	2.8%
	$243,625	$252,830	(3.6)%	2.6%

	Year Ended			% Exchange
	December 31, 2006	December 31, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$519,025	$497,191	4.4%	(0.2)%
Laser Vision Correction	$216,876	$122,615	76.9%	0.3%
Eye Care	$261,595	$300,867	(13.1)%	(0.5)%
	$997,496	$920,673	8.3%	(0.2)%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	December 31,	December 31,
	2006	2005
Cash and equivalents	$34,522	$40,826
Trade receivables, net	232,408	238,761
Inventories	127,532	104,820
Working capital, excluding cash	225,976	178,063
Total debt, including current portion	851,105	560,000
Stockholders' equity	715,296	1,010,062

	Three Months Ended
	December 31,	December 31,
	2006	2005
Depreciation and amortization	$17,989	$16,119
Capital expenditures, excluding acquisitions	12,906	13,890

	Year Ended
	December 31,	December 31,
	2006	2005
Depreciation and amortization	$70,598	$51,588
Capital expenditures, excluding acquisitions	42,970	43,048

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